Exhibit 4.2

ICAP VAULT 1, LLC

Variable Denomination Floating Rate Demand Note

Fully and Unconditionally Guaranteed by

VAULT HOLDING 1, LLC

(Face of Note)

No.

iCap Vault 1, LLC, a Delaware limited liability company, promises to pay ___________________ and _____________________, or registered assigns, the Principal Amount of the Securities Outstanding from time to time, on demand, unless the right to demand repayment has been waived in order to receive an Interest Rate Premium, plus any accrued and unpaid interest thereon, which payment is fully and unconditionally guaranteed by Vault Holding 1, LLC, a Delaware limited liability company.

Dated:

iCap Vault 1, LLC

By:	iCap Vault Management, LLC
Its:	Manager

By:
Name:	Chris Christensen
Title:	CEO

Vault Holding 1, LLC, as guarantor

By:	iCap Vault Management, LLC
Its:	Manager

By:
Name:	Chris Christensen
Title:	CEO

Authenticated:

American Stock Transfer & Trust Company, LLC, as Trustee

By:

Authorized Officer

(SEAL)

(Back of Note)

ICAP VAULT 1, LLC

Variable Denomination Floating Rate Demand Note

Fully and Unconditionally Guaranteed by

VAULT HOLDING 1, LLC

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. iCap Vault 1, LLC (the “Company”), a Delaware limited liability company, promises to pay interest on the Principal Amount of this Security at a floating rate of interest (the “Floating Rate”) at a rate per annum equal to the Average Savings Account Rate as posted by the FDIC plus 2.00%, reset quarterly on January 1, April 1, July 1, and October 1 of each year based on the Average Savings Account Rate posted by the FDIC on December 15, March 15, June 15, and September 15, respectively, of the prior month. In addition to the Floating Rate, we may pay Interest Rate Premiums on the Principal Amount of this Security pursuant to our Interest Rate Premium Rewards Program. The Floating Rate and Interest Rate Premiums payable on this Security will accrue based on a 365-day year. If an investor elects to opt-into automatic interest reinvestment into Securities, the Floating Rate and Interest Rate Premiums will be credited to the investor’s Securities on a daily basis and will be reinvested (daily compounding). Otherwise, the Floating Rate and Interest Rate Premiums will be non-compounding and credited to a separate non-interest bearing investor account with the Company on the last business day of each calendar month with no interest reinvestment into Securities.

2. Method of Payment. The Company will pay accrued and unpaid interest on the Securities only on redemption of the Principal Amount of the Security in whole or in part. Payment on all sums due on the Securities shall be deemed satisfied by payments remitted or offset by the Company to the beneficial owners of the Securities.

3. Paying Agent. Initially, there will be no Paying Agent since the Company will be performing the functions of a Paying Agent. The Company may change the Paying Agent without notice.

4. Indenture. The Company issued the Securities under an Indenture, dated as of September 18, 2020, among the Company, as Issuer, Vault Holding 1, LLC, as Subsidiary Guarantor, and American Stock Transfer & Trust Company, LLC, as Trustee (the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to all such terms, and Security holders are referred to the Indenture and the Act for a statement of such terms. The Securities are secured general obligations of the Company and are not limited in aggregate Principal Amount.

5. Collateral. The Securities will be secured by a pledge of the membership interests of Vault Holding 1, LLC, a direct and wholly-owned subsidiary of the Company, to a Collateral Agent for the benefit of Security holders. The security interest in the collateral will be subordinated to the future security interest, if any, in favor of lenders of credit facilities.

6. Guarantee. The payment of principal and interest on the Securities are fully and unconditionally guaranteed by Vault Holding 1, LLC. The Indenture does not restrict the ability of the Company’s subsidiaries to incur indebtedness.

7. Redemption at Option of Company. The Company may redeem all or part of any Security at any time or some of the Securities, in whole or in part, from time to time at their Principal Amounts, plus accrued interest to the redemption date.

8. Redemption at Option of Security Holder. The Company will redeem Securities at the option of the Security holder in any amount, at any time and from time to time on demand, unless the Security holder agrees to waive the right to demand repayment in order to receive an Interest Rate Premium, at a redemption price equal to the Principal Amount, plus accrued interest to the redemption date.

9. Notice of Redemption. The Company may redeem Securities at its option in any amount, at any time and from time to time at a redemption price equal to the Principal Amount, or any part thereof, plus accrued interest to the redemption date. On and after the redemption date interest ceases to accrue on Securities or portions of them called for redemption.

10. Denominations. The Securities are in registered form without coupons and may be issued in initial denominations of $25 and any amounts after that.

11. Persons Deemed Owners. The registered holder of a Security may be treated as its owner for all purposes.

12. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of at least a majority in Principal Amount of the Securities, and any existing default may be waived with the consent of the holders of a majority in principal amount of the Securities. Without the consent of any Security holder, the Company may make changes to the Program (including, but not limited to, interest rate adjustments) and the pledge and security agreements and other documents of the Offering, except that the Indenture or the Securities may only be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Security holders or to make any change that does not adversely affect the rights of any Security holder in any material respect.

13. Defaults and Remedies. An Event of Default is: default for 30 days in payment of interest on the Securities or in payment of Principal Amount on them; failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Indenture or the Securities; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 50% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Security holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in Principal Amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Security holders notice of any continuing default (except a default in payment of Principal Amount or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, and its affiliates, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee, subject to the terms of the Indenture and the Act.

15. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Security holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee.